PROSPECTUS

                       SUMMIT SECURITIES, INC.
            $40,000,000 Investment Certificates, Series B

      A Certificateholder of the Investment Certificates, Series B ("Certificates") of Summit Securities, Inc. ("Summit") may elect to receive interest monthly, quarterly, semi-annually or annually, without compounding; or, at the election of a Certificateholder, if interest is left with Summit it will compound semi-annually until maturity; or, at the election of the Certificateholder the Certificates will pay equal monthly installments of principal and interest until maturity according to an amortization schedule selected by the owner.

      The Certificates are unsecured debt instruments, senior in liquidation to outstanding equity securities of Summit, subordinate to collateralized debt of the Consolidated Group (Summit and its subsidiaries), subordinate to all debt of the subsidiaries included in the Consolidated Group, on parity with unsecured accounts payable and accrued liabilities of Summit and on parity with all previously issued and outstanding investment certificates. At September 30, 1997, the Consolidated Group had approximately $107,022,000 of debt senior to and approximately $1,168,000 of debt in parity with approximately $50,407,000 of outstanding Certificates.

      The Certificates will be issued in fully negotiable form in fractional denominations of $0.01 or multiples thereof at 100% of the principal amount paid.

      Summit reserves the right to change, prospectively, by way of supplement to this Prospectus, the interest rates, maturities, and minimum investment amounts on unsold Certificates. The current provisions are set forth below. See "DESCRIPTION OF CERTIFICATES."

 MINIMUM                                                       ANNUAL
INVESTMENT               TERM TO MATURITY                   INTEREST RATE
__________               ________________                   ______________
    $100                       120 MONTHS                        8.875%
    $100                    96 to 119 MONTHS                     8.500%
    $100                     72 to 95 MONTHS                     8.250%
    $100                     60 to 71 MONTHS                     8.000%
    $100                     48 to 59 MONTHS                     7.000%
    $100                     36 to 47 MONTHS                     6.750%
    $100                     24 to 35 MONTHS                     6.500%
    $100                     12 TO 23 MONTHS                     6.350%
  $250,000                     120 MONTHS                        9.000%
  $250,000                  96 to 119 MONTHS                     8.875%
  $250,000                   72 to 95 MONTHS                     8.750%
  $250,000                   60 to 71 MONTHS                     8.625%
                       Installment Payment Option
   $2,000                   60 to 120 MONTHS                     6.500%

      There is no trading market for the Certificates and none is expected to be established in the future. See "RISK FACTORS." This offering of Certificates is subject to withdrawal or cancellation by Summit without notice. No minimum amount of Certificates must be sold.

      FOR A DISCUSSION OF MATERIAL RISKS ASSOCIATED WITH THE CERTIFICATES OFFERED HEREBY, SEE RISK FACTORS ON PAGE _____ OF THIS PROSPECTUS.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITING
                   PRICE TO       DISCOUNTS AND       PROCEEDS TO ISSUER
                    PUBLIC        COMMISSIONS(1)      OR OTHER PERSONS(2)
                  ___________   _________________  ________________________
Per Certificate       100%           0% to 6%             100% to 94%
Total:            $40,000,000    None-$2,400,000    $40,000,000-$37,600,000

      (1) There is no direct sales charge to the investor. Certificates earn interest, without deduction for underwriting discounts or commissions. Summit will reimburse Metropolitan Investment Securities ("MIS"), a wholly owned subsidiary, for commissions paid to licensed securities sales representatives. Sales commission rates on the sale of Certificates depend upon the terms of the sale and upon whether the sales are reinvestments or new purchases. See "PLAN OF DISTRIBUTION."

      (2)  Before deducting other expenses estimated at $155,000.

      The Certificates are being offered for sale on a continuous, best efforts basis. There are no minimum amounts of securities that must be sold. The offering is subject to NASD Rule 2720. No offering will be made pursuant to this Prospectus subsequent to January 31, 1999. See "PLAN OF
DISTRIBUTION."

                   METROPOLITAN INVESTMENT SECURITIES, INC.

      The date of this Prospectus is February 26, 1998.